Exhibit 10

Compensation of Named Executive Officers

Our executive officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2012, we have set the following officers’ annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
		Profit Sharing
	2012	Trust
	Salary	Contribution{1}

Karen Colonias	$350,000	$25,000
President and Chief Executive Officer

Thomas J Fitzmyers	267,376	25,000
Chairman of the Board

Phillip Terry Kingsfather	305,910	25,000
President and Chief Executive Officer of Simpson
Strong-Tie Company Inc.

Michael J. Herbert	291,582	25,000
Vice President

Brian J. Magstadt	225,000	22,500
Chief Financial Officer, Treasurer and Secretary

Jeffrey E. Mackenzie	169,744	16,974
Vice President

{1}      If we employ the officer on December 31, 2012, or if he or she is age sixty or older, we will (in 2013) contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $25,000 for 2012, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur.

The 2012 salaries represent a 3% increase for each of Phillip Terry Kingsfather, Michael J. Herbert and Jeffrey E. Mackenzie, a 24% increase for Karen Colonias, a 79% increase for Brian J. Magstadt and a 23% decrease for Thomas J Fitzmyers from their 2011 salaries. The change in salary for Karen Colonias, Thomas J Fitzmyers and Brian J. Magstadt are related to the changes in their positions with the Company.

Those officers participate in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:          Stock compensation charges

Certain incentive compensation and commissions

Salaried pension contributions

Self-insured workers’ compensation costs

Equals:           Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ended on the last day of the month prior to the end of the quarter

Less:          Cash

Real estate

Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule

Goodwill and indefinite lived intangible assets

Self-Insured workers’ compensation reserves

Multiplied by:            Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:           Qualifying level

Based on our operating profit for each of the 4 quarters of 2012, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2012, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Karen Colonias	$86,753,000	$57,671,000	$950,000

Thomas J Fitzmyers	86,753,000	57,671,000	640,000

Phillip Terry Kingsfather	86,753,000	57,671,000	800,000

Michael J. Herbert	86,753,000	57,671,000	389,000

Brian J. Magstadt	86,753,000	57,671,000	225,000

Jeffrey E. Mackenzie	86,753,000	57,671,000	180,000

{1}      Amounts expected to be paid for the full year of 2012 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Each of our officers participates in our 2011 Incentive Plan.  Whether we grant restricted stock units under our 2011 Incentive Plan each year depends on whether we meet the applicable operating profit goal for the preceding year.  If we do not achieve the applicable operating profit goal for a year, we do not grant restricted stock units to the affected officers for that year.  If we achieve our operating profit goals for 2012, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate granting restricted stock units to the following executive officers for the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal{1}	Award

Thomas J Fitzmyers	$86,753,000	5,150 shares

Michael J. Herbert	86,753,000	3,435 shares

Jeffrey E. Mackenzie	86,753,000	11,440 shares

{1}      The Operating Profit Goal relates to Simpson Strong-Tie Company Inc.  We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Restricted stock unit awards and goals for Karen Colonias, Phillip Terry Kingsfather and Brian J. Magstadt were not finalized at the meeting of the Compensation and Leadership Development Committee on December 16, 2011, and have been included on the agenda for its meeting on January 30, 2012.

We also pay allowances for travel costs. Thomas J Fitzmyers receives compensation for the cost to hire an airplane for travel between his home and our offices or for business travel.  We compute the cost of the use of airplanes using the Standard Industrial Fare Level tables in the applicable Internal Revenue Service Regulations. We estimate our cost for this allowance for 2012 will be approximately $665,000, although the amount of compensation to be recognized by Thomas J Fitzmyers under the Internal Revenue Service regulations may be less, depending on the extent of the use of the airplane for business travel.

The Compensation and Leadership Development Committee did not renew the housing allowance for Phillip Terry Kingsfather, and it will expire at the end of July 2012. We estimate our cost for this allowance for 2012 will be approximately $76,000.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending a scheduled meeting of our Board of Directors, whether he or she attends in person or by telephone,

•                  a fee of $2,000 for attending a scheduled committee meeting held on a day when our Board of Directors does not meet, whether he or she attends in person or by telephone,

•                  a fee of $1,000 for attending a committee meeting on the same day as a scheduled meeting of our Board of Directors or another committee, whether he or she attends in person or by telephone, and

•                  a fee of half the normal meeting fee for attending an unscheduled Board of Directors or committee meeting held by telephone.

We pay the Lead Independent Director an additional annual fee of $10,000. We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors is eligible to receive 1,425 restricted stock units under our 2011 Incentive Plan for each year that we meet our annual operating profit goal.  The operating profit goal for awards for our independent directors is the same as the operating profit goal for awards to our Named Executive Officers.